Exhibit 99.1

         Baker Reports Revenue and EPS Gains for First Quarter of 2004

    PITTSBURGH, May 7 /PRNewswire-FirstCall/ -- Michael Baker Corporation (Amex: BKR) today reported improved financial results for the first quarter of 2004, as total contract revenues and diluted earnings per share increased
significantly compared to the year-ago period.   Both of the company's
operating segments posted revenue and operating income increases during the quarter.

    (Logo: http://www.newscom.com/cgi-bin/prnh/20020605/BAKERLOGO )

    For the quarter, Baker posted net income of $3.1 million, or $0.37 per diluted share, on total contract revenues of $125 million. This compares with a net loss of ($97,000), or ($0.01) per diluted share, on total contract revenues of $99 million in first-quarter 2003. The current quarter benefited from a particularly strong revenue and operating performance in the Engineering segment, relatively lower medical and retirement program benefit costs, and a non-recurring gain on the sale of shares held of an insurance firm. The 2003 first-quarter performance was adversely impacted by a number of operating and other factors, including project mix in the Energy segment, lower than anticipated volume and labor utilization rates in the Engineering segment, and the startup and other costs associated with the company's new information systems.

    Revenues in the Engineering business were 28 percent greater than the same period last year, while operating income before corporate overhead allocations increased 154 percent. The major factor in the operating income improvement was a significant increase in labor utilization rates during the quarter compared to first-quarter 2003, the result of the substantial backlog of work the segment had to begin 2004, including the recently awarded, up to $750 million Program Management contract with the Federal Emergency Management Agency (FEMA). Operating margins, before corporate overhead, were 9.5 percent for first-quarter 2004, compared to 4.8 percent in first-quarter 2003.

    Revenues in the Energy business were 23 percent higher, while operating income before corporate overhead allocations increased 85 percent, in first-quarter 2004 compared to first-quarter 2003. Contributing to these improved results were higher volume and improved margins in several of the segment's projects. Operating margins, before corporate overhead, were 4.8 percent for the current quarter 2004, compared to 3.2 percent in the year-ago period.

    Both the Engineering and Energy segments' operating results benefited from the company's continuing cost containment efforts, including the adjustments in the medical and retirement plans mentioned earlier.

    Net interest expense was ($113,000) for the current quarter, compared to net interest expense of ($82,000) for the prior period. At quarter's end, the company had borrowings of $3.9 million, a reduction of approximately
$9.6 million from year-end levels.

    Total backlog for the company was $1.4 billion at March 31, 2004, compared to $721 million at year-end 2003. The first-quarter 2004 backlog includes approximately $740 million for the FEMA contract.

    Commenting on the results, President and Chief Executive Officer Donald P. Fusilli, Jr., said, "Michael Baker Corporation is committed to our strategy of focusing on the Engineering and Energy business to deliver improved financial performance to our shareholders. We are pleased with these results, as they indicate the potential this strategy has for our company. The backlog of work we built in both segments during 2003 and early 2004 are yielding the expected earnings growth. Engineering continues to receive contract awards across our focused practice lines, especially in the Federal sector. Market conditions in the Energy sector are improving with a stronger outlook for investment in new projects, which we believe will benefit both our onshore managed services and international O&M businesses. We remain optimistic about our 2004 performance, which we expect to be in line with our previously provided guidance."

    Michael Baker Corporation ( www.mbakercorp.com ) provides engineering and energy expertise for public and private sector clients worldwide. The firm's primary services include engineering design for the transportation and civil infrastructure markets, operation and maintenance of oil and gas production facilities, architecture, environmental services, and construction management for building and transportation projects. Baker has more than 4,400 employees in over 30 offices across the United States and internationally.

    (The above information includes certain forward-looking statements concerning future operations and performance of the Company. Forward-looking statements are subject to market, operating and economic risks and uncertainties that may cause the Company's actual results in future periods to be materially different from the performance suggested above. Factors that may cause such differences include, among others: increased competition; increased costs; changes in general market conditions; changes in industry trends; changes in the regulatory environment; changes in anticipated levels of government spending on infrastructure; and changes in loan relationships or sources of financing. Such forward-looking statements are made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995.)



    FINANCIAL SUMMARY
    (Unaudited)

    First Quarter Operating Results             For the quarter ended March 31
    ===============================             ==============================
    (In thousands, except
      earnings per share)                           2004               2003
                                                    ====               ====

    Total contract revenues                       $125,005           $99,299

    Gross profit                                   $20,941           $13,446

    Income/(loss) from operations                   $5,385             $(111)

    Income/(loss) before taxes                      $5,845             $(179)

    Net income/(loss)                               $3,098              $(97)

    Weighted average shares outstanding:
          Basic                                      8,320             8,346
          Diluted                                    8,421             8,346

    Net income/(loss) per share
          Basic                                      $0.37            $(0.01)
          Diluted                                    $0.37            $(0.01)
   ==========================================================================


                                                For the quarter ended March 31
                                                ==============================
                                                      2004              2003
    Engineering                                       ====              ====
    ===========
    Revenues                                         $74.9             $58.7

    Income from operations before
     Corporate overhead                                7.1               2.8
    Less:  Corporate overhead                         (2.8)             (3.0)
    =========================================================================
    Income/(loss) from operations                      4.3              (0.2)
    =========================================================================

    Energy
    ======
    Revenues                                          50.1              40.6

    Income from operations before
     Corporate overhead                                2.4               1.3
    Less:  Corporate overhead                         (1.1)             (1.1)
    =========================================================================
    Income from operations                             1.3               0.2
    =========================================================================
    Non-Core
    ========
    Revenues                                           -                   -

    Income from operations before
     Corporate overhead                                0.3               0.3
    Less:  Corporate overhead                          -                   -
    ========================================================================
    Income from operations                             0.3               0.3
    ========================================================================

    Total Reportable Segments
    =========================
    Revenues                                         125.0              99.3

    Income from operations before
     Corporate overhead                                9.8               4.4
    Less:  Corporate overhead                         (3.9)             (4.1)
    ========================================================================
    Income from operations                             5.9               0.3
    ========================================================================

    Other Corporate/Insurance expense                 (0.5)             (0.4)
    ========================================================================
    Total Company - Income/(loss) from operations     $5.4             $(0.1)
    ========================================================================


    Backlog
    =======
    (In thousands)                               At 3/31/04       At 12/31/03

    Total                                        $1,428,900         $720,700
    ========================================================================


    Condensed Balance Sheet
    =======================
    (In thousands)                              At 3/31/04        At 12/31/03

    ASSETS
    Cash and cash equivalents                       $5,277            $3,104
    Receivables, net                                80,122            75,790
    Costs in excess of billings                     49,452            51,620
    Prepaid expenses and other                       7,686             9,899
    =========================================================================
         Total current assets                      142,537           140,413

    Property, plant and equipment, net              16,749            17,402
    Goodwill and other intangible
     assets, net                                     9,161             9,233
    Other assets                                     7,256             6,355
    =========================================================================
         Total assets                             $175,703          $173,403
    =========================================================================

    LIABILITIES & SHAREHOLDERS' INVESTMENT
    Accounts payable                               $26,357           $22,109
    Accrued compensation and insurance              31,903            25,618
    Other accrued expenses                          20,018            20,464
    Billings in excess of costs                     15,462            16,611
    =========================================================================
         Total current liabilities                  93,740            84,802

    Long-term debt                                   3,859            13,481
    Other liabilities                                2,417             2,539
    =========================================================================
         Total liabilities                         100,016           100,822
    =========================================================================
    Common Stock                                     8,713             8,711
    Additional paid-in capital                      38,312            38,298
    Retained earnings                               32,575            29,477
    Other comprehensive loss                          (928)             (912)
    Unearned compensation                              (32)              (40)
    Less - Treasury shares                          (2,953)           (2,953)
    =========================================================================
         Total shareholders' investment             75,687            72,581
    =========================================================================
         Total liabilities &
          shareholders' investment                $175,703          $173,403
    =========================================================================



SOURCE  Michael Baker Corporation
    -0-                             05/07/2004
    /CONTACT: David Higie of Michael Baker Corporation, +1-412-269-6449/ /Photo: NewsCom: http://www.newscom.com/cgi-bin/prnh/20020605/BAKERLOGO
              AP Archive:  http://photoarchive.ap.org
              PRN Photo Desk, photodesk@prnewswire.com/
    /Web site:  http://www.mbakercorp.com /
    (BKR)

CO:  Michael Baker Corporation
ST:  Pennsylvania
IN:  CST OIL
SU:  ERN